PRESS RELEASE

WORLD LEADER IN ADSORBED NATURAL GAS TECHNOLOGY

Energtek Releases Letter to Shareholders

•	Letter highlights commercial NGV conversion successes in the Philippines
•	Energtek recently signed two MOUs to commercialize LMP™ in Indonesia

NEW YORK, NY, DRAFT -- Energtek Inc. (OTCBB: EGTK), a world leader in the development of Adsorbed Natural Gas (ANG) technology, has released a letter to its shareholders. Shareholders and other parties interested in the company are encouraged to learn more about Energtek’s activities by contacting the company, or by visiting the company’s website at www.Energtek.com.

Dear Shareholders,

Energtek is pleased to report that Adsorbed Natural Gas (ANG) is being introduced to emerging markets as a commercial technology. Through the implementation of ANG proprietary solutions, Energtek is evolving from a developer of proprietary cleantech to a commercial supplier of Natural Gas.

In July 2008, Energtek signed a historic contract with the Philippines National Oil Company - Exploration Company, for rights to Natural Gas extracted from the San Antonio Stranded Gas Well in the Filipino province of Isabela. Gas that was used to operate a power plant on that site for the past 14 years is now being shifted to the transportation sector using our ANG technology.

The contract validates Energtek’s capability to fulfill its business model, as an ongoing provider of natural gas to small vehicle drivers.

CNG Lite™ Small Vehicle Conversions

Utilizing Adsorbed Natural Gas technology, introduced to the Filipino market as CNG Lite™, Energtek has successfully converted motorized tricycles (three-wheel vehicles) with highly polluting two-stroke and four-stroke engines to operate on Natural Gas. Testing of these converted vehicles has demonstrated that carbon monoxide emissions are reduced by as much as 95 percent.

Energtek’s CNG Lite™ system provides ample driving range and high quality vehicle performance with each refueling. The proprietary low-pressure technology, using natural gas adsorption, is particularly-suited to motorcycles and tricycles due to the ease with which Natural Gas cylinders can be manufactured, distributed and then integrated onboard without affecting vehicle balance.

Drivers utilizing Energtek’s CNG Lite™ conversion and ongoing fuel supply system benefit from a clean technology that is cost-efficient and enables savings of hundreds of dollars a year on gasoline fueling expenses.  In addition, by using locally available and indigenous natural gas resources, the CNG Lite™ system contributes to the reduction of oil and gasoline imports.

Growth Potential in the Philippines

The Filipino government has offered its full support for Energtek’s proprietary conversion initiative, encouraging and challenging our Company to convert as many as one million of the country’s three million tricycles.

Energtek is initiating the first stages of an ambitious plan to convert at least 150,000 vehicles over the next three to four years, and to supply sufficient Natural Gas fuel quantities to each vehicle daily.

Successful implementation of the Philippines’ initiative will rank Energtek among the largest NGV converters of small vehicles worldwide. In Asia alone, there are well over 200 million two- and three-wheel vehicles and many other Asian governments are also supporting conversion initiatives.

Energtek Inc.
11 East 44th Street  ∙  Suite 1900  ∙  New York, NY 10017
Tel + 1- 212-999-6202  ∙  Fax + 1- 212-208-4344
energtekoffice@energtek.com  ∙  www.Energtek.com

PRESS RELEASE

WORLD LEADER IN ADSORBED NATURAL GAS TECHNOLOGY

In order to expand operations across the Philippines, Energtek is currently pursuing rights to natural gas extracted from multiple local sources. At the same time, our Company is studying the feasibility of launching the small vehicle conversion system in other countries across the region.

LMP™ Industrial Energy Supply

Energtek is also engaged in production of the LMP™ (Low-pressure Mobile Pipeline) semi-trailers, designed to supply natural gas from local sources directly to industrial consumers. Energtek’s proprietary low-pressure system reduces the costs of mobile Natural Gas distribution as compared to competing high-pressure CNG systems.

The LMP™ ongoing supply system enables large energy consumers to utilize natural gas to power industrial and commercial operations without connection to pipeline infrastructure. Through the recent signing of two Memorandums of Understanding in Indonesia, and prior agreements signed in India, Energtek expects to begin commercial LMP™ system activities in these markets in 2009.

Market Trends

2008’s record high oil prices and dangerously growing pollution levels have caused many markets to scramble for alternative energy sources. Major initiatives have been launched worldwide - from the United States to the Far East - to promote and implement the use of available, affordable, clean, and instantly applicable Natural Gas. There are already over 9 million Natural Gas Vehicles on the road, with an annual growth this past year of over 25 percent.

Toward the close of 2008, the price of crude oil began to decline significantly from the incredible record highs of earlier in the year. Prices have since returned to levels last seen in 2007. It should be noted that any oil price above $50 per barrel can be considered high based on historical growth patterns. Current prices will continue to press energy consumers to find alternatives.

Furthermore in many developing nations, government imposed price caps and subsidies softened the blow of record oil prices to consumers - particularly in Southeast Asia. Therefore, while spot prices of crude oil have decreased, the end user costs of refined products such as gasoline and diesel continue to remain at high levels similar to earlier in the year.

During the past several years our business development team put together financial models assuming sustained demand for alternative fuel, at current oil prices. At these prices, our business model remains both viable and profitable.

Realizing Our Potential

Energtek is pleased to offer working, viable, and affordable proprietary technology for the pipeless distribution of Natural Gas to the small vehicle and industrial energy consumption markets in Southeast Asia and beyond. After years of advanced hi-tech research and development, Energtek is ready to fully execute its business plan as an ongoing supplier of clean fuel to energy consumers.

Energtek is anticipating a growing revenue stream in 2009, through the full implementation of the CNG Lite™ and LMP™ supply systems in Southeast Asia. Our company seeks to build upon the momentum established by our Management team in 2008, with the aid of our Board of Directors, and Advisory Board.

We would like to offer our sincere thanks to our valued shareholders for their encouragement and support of our success thus far. We look forward to the fulfillment of our mutual vision by delivering tangible results in the coming year and beyond.

Sincerely,
Lev Zaidenberg
CEO, Energtek

Energtek Inc.
11 East 44th Street  ∙  Suite 1900  ∙  New York, NY 10017
Tel + 1- 212-999-6202  ∙  Fax + 1- 212-208-4344
energtekoffice@energtek.com  ∙  www.Energtek.com

PRESS RELEASE

WORLD LEADER IN ADSORBED NATURAL GAS TECHNOLOGY

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or future performance of Energtek and its technologies. Readers are cautioned not to place undue reliance on these statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release, as actual results may differ materially from those indicated in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including without limitation, market penetration of our products, competitive market conditions, and the ability to secure sufficient sources of financing. The actual results Energtek may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Energtek encourages the public to read the information provided here in conjunction with its most recent filings on Form 10-K and Form 10-Q. Energtek's public filings may be viewed at www.sec.gov.

Contact:
(212) 999-6202
IR@energtek.com

Energtek Inc.
11 East 44th Street  ∙  Suite 1900  ∙  New York, NY 10017
Tel + 1- 212-999-6202  ∙  Fax + 1- 212-208-4344
energtekoffice@energtek.com  ∙  www.Energtek.com